Exhibit (a)(1)(K)
NEWS RELEASE

Release Time	IMMEDIATE

Date	25 July 2011
BHP BILLITON AND PETROHAWK ENERGY CORPORATION ANNOUNCE EARLY TERMINATION OF WAITING PERIOD
UNDER HSR ACT
BHP Billiton [ASX: BHP, NYSE: BHP, LSE: BLT, JSE: BLT] and Petrohawk Energy Corporation (“Petrohawk”) [NYSE: HK] announced today that on 22 July 2011, BHP Billiton and Petrohawk received notice from the U.S. Federal Trade Commission of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act in relation to BHP Billiton’s tender offer for all of the issued and outstanding shares of common stock of Petrohawk for $38.75 per share in cash.
The documents related to the tender offer are being filed with the SEC today. As previously announced, the tender offer has been unanimously recommended by the Petrohawk board of directors and is being made pursuant to the merger agreement between BHP Billiton and Petrohawk. The tender offer is scheduled to expire at midnight, New York City time, at the end of Friday,19 August 2011, unless the tender offer is extended or earlier terminated in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and the merger agreement.
Additional Information
This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Petrohawk or any other securities. BHP Billiton Limited, BHP Billiton Petroleum (North America) Inc. and North America Holdings II Inc. have filed a tender offer statement on Schedule TO with the SEC and the offer to purchase shares of Petrohawk common stock is only being made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT, AS FILED AND AS IT MAY BE AMENDED FROM TIME TO TIME, AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS FILED AND AS MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE OFFER. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to MacKenzie Partners, Inc. at 212-929-5500 or toll-free at 800-322-2885.
Cautionary Statement Regarding Forward-Looking Statements

This communication may contain, in addition to historical information, certain forward-looking statements regarding future events, conditions, circumstances or the future financial performance of BHP Billiton Plc and BHP Billiton Limited and their affiliates, including North America Holdings II Inc. and BHP Billiton Petroleum (North America) Inc. (collectively, the “BHP Billiton Group”), Petrohawk or the enlarged BHP Billiton Group following completion of the Offer, the merger and other related transactions (the “Transactions”). Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “expected,” “scheduled,” “estimates,” “intends,” “anticipates” or “believes,” or variations of such words and phrases or state that certain actions, events, conditions, circumstances or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. Such forward-looking statements are not guarantees or predictions of future performance, and are subject to known and unknown risks, uncertainties and other factors, many of which are beyond our control, that could cause actual results, performance or achievements of any member of the BHP Billiton Group or the enlarged BHP Billiton Group following completion of the Transactions to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include: (i) the risk that not all conditions of the Offer or the merger will be satisfied or waived, (ii) beliefs and assumptions relating to available borrowing capacity and capital resources generally, (iii) expectations regarding environmental matters, including costs of compliance and the impact of potential regulations or changes to current regulations to which Petrohawk or any member of the BHP Billiton Group is or could become subject, (iv) beliefs about oil and gas reserves, (v) anticipated liquidity in the markets in which BHP Billiton or any member of the BHP Billiton Group transacts, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties, (vi) beliefs and assumptions about market competition and the behaviour of other participants in the oil and gas exploration, development or production industries, (vii) the effectiveness of Petrohawk’s or any member of the BHP Billiton Group’s strategies to capture opportunities presented by changes in prices and to manage its exposure to price volatility, (viii) beliefs and assumptions about weather and general economic conditions, (ix) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as the stock price of each of Petrohawk, BHP Billiton Plc and BHP Billiton Limited, (x) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability, (xi) expectations regarding Petrohawk’s or any member of the BHP Billiton Group’s revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments, (xii) Petrohawk’s or any member of the BHP Billiton Group’s ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins, (xiii) beliefs about the outcome of legal, regulatory, administrative and legislative matters, (xiv) expectations and estimates regarding capital and maintenance expenditures and its associated costs and (xv) uncertainties associated with any aspect of the Transactions, including uncertainties relating to the anticipated timing of filings and approvals relating to the Transactions, the outcome of legal proceedings that may be instituted against Petrohawk and/or others relating to the Transactions, the expected timing of completion of the Transactions, the satisfaction of the conditions to the consummation of the Transactions and the ability to complete the Transactions. Many of these risks and uncertainties relate to factors that are beyond the BHP Billiton Group’s ability to control or estimate precisely, and any or all of the BHP Billiton Group’s forward-looking statements may turn out to be wrong. The BHP Billiton Group cannot give any assurance that such forward-looking statements will prove to have been correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. The BHP Billiton Group disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, conditions, circumstances or otherwise, except as required by applicable law.
Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the BHP Billiton Group, Petrohawk or the enlarged BHP Billiton Group following completion of the Transactions.
BHP BILLITON CONTACTS:
Further information on BHP Billiton can be found at: www.bhpbilliton.com

Media Relations	Investor Relations
Australia	Australia

Samantha Stevens, Media Relations	Andrew Gunn, Investor Relations
Tel: +61 3 9609 2898 Mobile: +61 400 693 915	Tel: +61 3 9609 3575 Mobile: +61 439 558 454
email: Samantha.Stevens@bhpbilliton.com	email: Andrew.Gunn@bhpbilliton.com

Kelly Quirke, Media Relations
Tel: +61 3 9609 2896 Mobile: +61 429 966 312	United Kingdom and South Africa
email: Kelly.Quirke@bhpbilliton.com

Fiona Martin, Media Relations	Brendan Harris , Investor Relations
Tel: +61 3 9609 2211 Mobile: +61 427 777 908	Tel: +44 20 7802 4131
email: Fiona.Martin2@bhpbilliton.com	Mobile: +44 7990 527 726 or +61 437 134 814
email: Brendan.Harris@bhpbilliton.com

United Kingdom and Americas	Americas

Ruban Yogarajah, Media Relations	Scott Espenshade, Investor Relations
Tel: US +1 713 966 2907 or UK +44 20 7802 4033	Tel: +1 713 599 6431 Mobile: +1 713 208 8565
Mobile: UK +44 7827 082 022	email: Scott.Espenshade@bhpbilliton.com
email: Ruban.Yogarajah@bhpbilliton.com

BHP Billiton Limited ABN 49 004 028 077	BHP Billiton Plc Registration number 3196209
Registered in Australia	Registered in England and Wales
Registered Office: 180 Lonsdale Street	Registered Office: Neathouse Place
Melbourne Victoria 3000 Australia	London SW1V 1BH United Kingdom
Tel +61 1300 55 4757 Fax +61 3 9609 3015	Tel +44 20 7802 4000 Fax +44 20 7802 4111
Members of the BHP Billiton Group which is headquartered in Australia
PETROHAWK ENERGY CORPORATION CONTACT:
Joan Dunlap, VP Investor Relations
Tel: 832 204 2737
email: jdunlap@petrohawk.com